Contact:                 Allen & Caron Inc.                  RITA Medical Systems, Inc.
Jill Bertotti (investors)            Joseph DeVivo, Chief Executive Officer
jill@allencaron.com Stephen Pedroff, VP Marketing Communications
949-474-4300   510.771.0400
SurfMedia Communications jdevivo@ritamed.com
Juliana Minsky (media)         spedroff@ritamed.com
jm@surfmedia.com
805-962-3700

RITA MEDICAL ACQUIRES EXCLUSIVE WORLDWIDE LICENSE RIGHTS TO HABIB SEALER™ RESECTION DEVICE

Disposable Bi-Polar Radiofrequency Resection Device Seals Vascular Tissue In Preparation for Surgical Resection

FREMONT, Calif., May 26, 2005 -- RITA Medical Systems, Inc. (Nasdaq: RITA) today announced the signing of an exclusive worldwide license agreement with EMcision Limited for the Habib Sealer™ disposable radiofrequency resection device. The product is designed to coagulate a “surgical resection plane” to facilitate a fast dissection with limited blood loss. The Habib Sealer device is designed to be compatible with the current RITA radiofrequency ablation (RFA) platform and to be used with the Company’s 1500 and 1500X Radiofrequency Generators. The product is designed to provide surgeons with an easy to use tool that assists in the resection of vascular tissues.

The terms of the agreement include an upfront payment of $50,000, and a payment of $200,000 upon 510(k) clearance by the U.S. Food and Drug Administration (FDA). The agreement includes royalty and future payments based upon specific revenue targets. In connection with the transaction RITA also issued EMcision 150,000 unregistered shares of RITA common stock at the signing of the agreement. RITA will pay EMcision $500,000 on the one year anniversary of the agreement. The product will have an average sales price similar to the Company’s existing RFA product line.

Joseph DeVivo, President and CEO of RITA Medical Systems, commented, "We believe the Habib Sealer device represents an important addition to the RITA product line. The product is a perfect fit for our field sales force as well as our distribution partners, both International and domestic, as they regularly call on surgeons who perform resection procedures in the liver and other highly vascular organs.” Mr. DeVivo continued, “The acquisition of the Habib Sealer license is exemplary of the Company’s stated focus to build growth through acquisitions as well as organically.”

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The Habib Sealer is labeled with the CE Mark for distribution in Europe and is being made available to the Company’s international distribution network for immediate sale. A 510(k) FDA clearance for the product is currently being pursued to market the product in the United States. The Company hopes to obtain FDA approval in the second half of 2005.

Mr. DeVivo continued, “This product acquisition has been structured to share the investment risk and potential upside, aligning the goals of both companies to ensure the future success of the product. We believe the transaction will be accretive to RITA’s earnings.”

The Company estimates that more than 200,000 patients could potentially benefit from the use of the Habib Sealer in a variety of procedures including: liver resection, kidney resection; lung resection; pancreas resection; spleen resection; and uterine fibroid resection. The Company estimates that the total worldwide market opportunity exceeds $300 million dollars annually.

Dr. Nagy Habib, Professor of Surgery, Imperial College London, Hammersmith, inventor of the Habib Sealer and founder of EMcision, commented, “I have been working for the past four years with our engineers to produce a surgical instrument that is designed to save lives and reduce surgical complications. I am delighted to partner with RITA to market and distribute the product worldwide.” Dr. Habib continued, “I believe this device could in the future become a standard instrument for elective cancer surgery in the liver, spleen, pancreas, kidney, uterus, and lung. I also feel strongly that the tool could greatly benefit trauma surgeons to help control bleeding during emergency surgery.”

The Habib Sealer is designed to be used in open and laparoscopic surgical procedures for the resection of tissue and includes several unique usability features and benefits including:

-	Bi-polar electrode device designed for fast tissue ablation and coagulation.

-	Automatic operation with RITA 1500X Generator software upgrade.

-	Designed to minimize blood loss during surgical tissue resection.

-	Designed to reduce costs associated with resection procedures.

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About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex® technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The RITA Medical Systems website is at www.ritamedical.com.

The statements in this news release related to the performance of the Habib Sealer, physician adoption of the Habib Sealer, the technological achievements of the Habib Sealer, the timing of the FDA approval of the Habib Sealer, and the Company’s future and financial operating performance are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

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